DATE: May 11, 2020
XENIA HOTELS & RESORTS REPORTS FIRST QUARTER 2020 RESULTS
Orlando, FL – May 11, 2020 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended March 31, 2020.
First Quarter 2020 Highlights

▪	Net Loss: Net loss attributable to common stockholders was $(36.1) million and net loss per diluted share was $(0.32).

▪
Same-Property RevPAR: Same-Property RevPAR was $126.52, a decrease of 27.6% compared to the first quarter of 2019, as a result of a nearly 20 point decline in occupancy percentage and a 3.3% decrease in ADR.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 15.0%, which was a decline of 1,441 basis points compared to the first quarter of 2019.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $121.68, a decrease of 28.5% compared to the first quarter of 2019.

▪	Adjusted EBITDAre: Adjusted EBITDAre declined $53.6 million to $24.5 million, a decrease of 68.7% compared to the first quarter of 2019.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.17, a decrease of $0.36 compared to the first quarter of 2019.

▪	Financing Activity: The Company drew the remaining $340 million on its $500 million Senior Unsecured Revolving Credit Facility.

▪
Dividends: The Company declared its first quarter dividend of $0.275 per share to common stockholders of record on March 31, 2020. Xenia expects to suspend its dividend through the balance of the year unless it determines an additional dividend is required to maintain its REIT status.

“Our first quarter results are reflective of the rapidly deteriorating operating fundamentals that affected our industry and our portfolio as the quarter progressed. After starting the year with encouraging results compared to our expectations, the unprecedented impact of the COVID-19 pandemic significantly reduced our occupancy throughout the portfolio in the month of March," commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “This impact has further increased in the second quarter as both group and transient demand have been curtailed significantly. In response to the operating conditions throughout our portfolio, we have worked with our operators to adjust operating expenses to reflect demand levels at our hotels and resorts, including temporarily suspending operations at 31 out of our 39 properties. Our primary focus as we manage through this crisis remains on the safety and well-being of our associates, our guests and our operators’ associates at our hotels and resorts. These will continue to be guiding principles as we review our strategy regarding temporary closures and potential reopenings of our properties. While we expect the recovery to take time, we anticipate starting to recommence operations at a select number of properties in the weeks ahead.”
“As outlined in our communications over the past two months, we have taken significant steps to reduce operating expenses both at our properties and at the corporate level. This has allowed us to minimize our monthly cash outflows while the majority of our hotels and resorts have temporarily suspended operations. We have also substantially reduced our anticipated capital expenditures for the year, while maintaining a focus on most efficiently completing a few large ongoing projects that we believe are prudent to complete from a cost perspective and will provide appropriate returns when business returns to normalized levels,” continued Mr. Verbaas. “Preserving liquidity and maintaining operational flexibility are our primary goals as we navigate through this historically difficult time for our company and the lodging industry as a whole. We believe that our diverse portfolio that appeals to various types of demand, our best in class brands and operators, and our experienced management team that has managed through challenges in the past, will allow us to emerge from this period with a bright future ahead. I would like to hereby recognize the extraordinary efforts put forth by our operators and our corporate employees as they continue to focus on value preservation for our shareholders during this unprecedented time in their personal lives.”
Operating Results
The Company’s results include the following:

	Three Months Ended March 31,
	2020	2019	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net loss attributable to common stockholders(1)	$(36,138)	$16,703	(316.4)%
Net loss per share available to common stockholders - basic and diluted	$(0.32)	$0.15	(313.3)%

Same-Property Number of Hotels	38	38	—
Same-Property Number of Rooms	10,645	10,645	—
Same-Property Occupancy(2)	56.9%	76.0%	(1,912) bps
Same-Property Average Daily Rate(2)	$222.35	$230.02	(3.3)%
Same-Property RevPAR(2)	$126.52	$174.87	(27.6)%
Same-Property Hotel EBITDA(2)(3)	$31,893	$84,721	(62.4)%
Same-Property Hotel EBITDA Margin(2)(3)	15.0%	29.5%	(1,441) bps

Total Portfolio Number of Hotels(4)	39	40	(1)
Total Portfolio Number of Rooms(4)	11,245	11,167	78
Total Portfolio RevPAR(5)	$121.68	$170.28	(28.5)%

Adjusted EBITDAre(3)	$24,460	$78,086	(68.7)%
Adjusted FFO(3)	$19,370	$60,031	(67.7)%
Adjusted FFO per diluted share	$0.17	$0.53	(67.9)%

(1)	Net loss for the three months ended March 31, 2020 reflects the impact of a $16.4 million of non-cash goodwill impairment charge.

(2)
"Same-Property” includes all hotels owned as of March 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three months ended March 31, 2020. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and disruption from the COVID-19 pandemic in 2020 results, and excludes the NOI guaranty payment at Andaz San Diego.

(3)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(4)	As of end of periods presented.

(5)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
Business Update
The impact of the COVID-19 pandemic on the global economy, lodging industry, and the Company's operations was significant during the first quarter and has further increased during the second quarter.
The vast majority of group business for the second quarter canceled and the Company is uncertain if, or when, this business will rebook in the future. Additionally, due to the uncertainty surrounding general sentiment towards travel as restrictions are lifted, as well as the likelihood of strict corporate travel policies, both business transient and leisure demand continue to be extremely difficult to forecast throughout the portfolio.
The Company’s operating partners have lowered hotel operating expenses, primarily by adjusting staffing and service levels in response to the significant reduction in demand. As a result, a substantial number of the properties' employees have been furloughed for which we have accrued approximately $6 million in future expenses in the first quarter. As of March 31, 2020, the Company had temporarily suspended operations or had decided to temporarily suspend operations at 24 of its 39 properties. At present, operations at 31 of the Company’s hotels and resorts remain temporarily suspended. The remainder of the Company’s properties have adjusted operating expenses to reflect significantly lower levels of demand.
As governmental authorities begin to ease "stay at home" orders, the Company will work with its operating partners to evaluate the best strategy and approach for reopening each of its properties based on the hotel or resort's ability to implement necessary safety precautions and cleanliness standards, anticipated demand, and other considerations. Upon recommencement of operations at the Company's hotels and resorts that have temporarily suspended operations, Xenia anticipates there will be startup expenses, as well as an increase in expenses related to enhanced safety and cleanliness measures.  At this time, the Company anticipates five of its smaller properties with a leisure demand focus will recommence operations during the month of May.
At the corporate level, the Company remains focused on expense controls across the platform. As a result, Xenia expects to reduce its corporate full-year cash general and administrative expense by over 20%, or approximately $5.5 million, excluding the impact of non-recurring restructuring costs.
Transactions
During the first quarter, the Company announced it had entered into an agreement to sell the 522-room Renaissance Atlanta Waverly Hotel & Convention Center for $155 million with an anticipated closing date of July 31, 2020. The buyer has a $7.75 million non-refundable deposit at risk should the transaction not proceed. Based on the current status of the financial markets, and overall economic uncertainty, the Company can make no assurances that this transaction will close as agreed upon, or at all. If the transaction is not completed as a result of the buyer's default, the Company expects to receive the non-refundable deposit which is currently being held in escrow.
As previously announced, subsequent to quarter end, the pending sale of the 492-room Renaissance Austin Hotel did not close, as contemplated in the amended agreement and, as a result, the agreement was terminated. The Company retained the $2 million deposit that was previously released from escrow.
Additionally, subsequent to quarter end, the pending sale of the 7-hotel Kimpton-managed portfolio did not close.  On April 30, 2020, the buyer parties provided a notice alleging sellers breached the agreement to sell the portfolio and purporting to terminate the agreement prior to the closing date.  The Company denied the buyers' allegations and rejected the buyers' purported termination. On the May 4, 2020 closing date, the buyer parties failed to close on the transaction.  As a result of the buyer parties’ failure to close, the Company terminated the agreement and is vigorously pursuing, over the buyer parties’ objection, the $20 million deposit currently held in escrow.
Liquidity and Balance Sheet
In order to enhance cash liquidity, the Company drew the remaining $340 million on its $500 million Senior Unsecured Revolving Credit Facility during the first quarter.
As of March 31, 2020, the Company had total outstanding debt of $1.6 billion with a weighted average interest rate of 3.32%. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's Senior Unsecured Revolving Credit Facility) was 5.2x.
The Company is engaged in active discussions with its unsecured lenders to amend each of its unsecured borrowing agreements, as it breached a financial covenant on each of its unsecured debt borrowings at the end of the first quarter and expects to breach additional financial covenants at the end of the second quarter. In addition, the Company is in discussions with several of its secured lenders to obtain loan modifications that may include covenant waivers, debt service forbearance or deferral, as well as other relief.

As of March 31, 2020, Xenia had approximately $397 million of cash and cash equivalents, which included approximately $35 million of cash held in property-level working capital accounts.
In addition, the Company held approximately $80 million of restricted cash and escrows at the end of the first quarter. Approximately, $67 million of restricted cash was held in property FF&E replacement reserves. The Company has agreed with certain of its operating partners that a portion of a respective property’s FF&E replacement reserves may be utilized for hotel operating expenses, subject to restrictions and conditions, including replenishment.
The Company estimates that if all of its properties were to temporarily suspend operations, its monthly recurring cash expenses would be approximately $17 million to $20 million, inclusive of hotel operating expenses, such as wages and benefits, real estate and personal property taxes, insurance, as well as corporate general and administrative expenses. The Company’s debt service, should it be paid in accordance with current debt agreements, totals an additional $5 million of monthly cash expense.
Following the payment of its first quarter dividend in April, the Company expects to suspend its dividend through the balance of the year unless it determines an additional dividend is required to maintain its REIT status.
Capital Markets
During the first quarter, the Company repurchased a total of 165,516 shares of common stock for total consideration of $2.3 million. As of March 31, 2020, the Company had approximately $94.7 million remaining under its share repurchase authorization. The Company does not anticipate utilizing the share repurchase program during the remainder of 2020.
During the three months ended March 31, 2020, the Company did not issue any shares of its common stock through its At-The-Market ("ATM") program. As of March 31, 2020, the Company had approximately $62.6 million remaining available for sale under the ATM program.
Capital Expenditures
During the three months ended March 31, 2020, the Company invested $22 million in its portfolio. During the quarter, the Company substantially completed the guestrooms, corridors, and meeting space renovation at Park Hyatt Aviara Resort, Golf Club & Spa. Additionally, the Company completed the meeting space renovations at The Ritz-Carlton, Pentagon City and Westin Oaks Houston at the Galleria.
The Company has canceled or deferred approximately $50 million of its 2020 capital expenditure budget, eliminating non-essential budgeted expenditures and continuing primarily with projects currently in-progress or for which materials have been ordered. The Company’s current estimate for full-year capital expenditures is approximately $70 million, a reduction of over 40% from the midpoint of the Company's prior guidance range of $110 million to $130 million.
Each of the Company's major 2020 projects, including the transformational renovation at Park Hyatt Aviara Resort, Golf Club & Spa, the guestroom renovation at Marriott Woodlands Waterway Hotel & Convention Center, and the renovation of the existing meeting space at Hyatt Regency Grand Cypress, is progressing with adjustments to scope and timing to reduce 2020 capital outlays.
The remaining components of the Park Hyatt Aviara renovation that will be completed by the first quarter of 2021 include the major renovation of the lobby, lobby bar, and outdoor terrace, conversion of the existing restaurant into a new three-meal dining concept, the major renovation of the exterior, including pool area, exterior function space, and upgrades to all landscaping, and renovation of the spa and fitness area, as well as the golf clubhouse and its specialty restaurant. The Company has deferred the golf course renovation to a later date.
The comprehensive guest room renovation at Marriott Woodlands is expected to be completed in the third quarter, while the guest bathroom and M Club components have been deferred to a later date. The Company has also deferred certain scope items as part of the renovation of the existing ballroom and meeting space at Hyatt Regency Grand Cypress.

Impairment Loss
During the first quarter of 2020, the Company recorded a non-cash goodwill impairment charge of $16.4 million related to Andaz Savannah and Bohemian Hotel Savannah Riverfront, Autograph Collection. The goodwill impairments were directly attributed to the continuing material adverse impact caused by the COVID-19 pandemic.
2020 Outlook and Guidance
On March 11, 2020, the Company withdrew its previously issued full-year 2020 guidance due to increased uncertainty related to the financial impact of COVID-19 to the Company. Since that time, the impact of the pandemic on its operations has increased significantly and the uncertainty surrounding the balance of 2020 continues. As a result, apart from the cash G&A and capital expenditure guidance referenced above, the Company does not expect to issue guidance until it has more clarity on operating fundamentals.
First Quarter 2020 Earnings Call
The Company will conduct its quarterly conference call on Monday, May 11, 2020 at 1:00 PM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels comprising 11,245 rooms across 16 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection and Sage Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook related to the effects of the COVID-19 pandemic, including on the demand for travel, transient and group business, the timing of hotel re-openings, the level of expenses incurred in connection with hotel re-openings, capital expenditures, timing of renovations, status of transactions and escrow deposits, and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the impact of the COVID-19 pandemic, including on the demand for travel, transient and group business, and levels of consumer confidence; (ii) actions that governments, businesses, and individuals take in response to the COVID-19 pandemic or any future resurgence, including limiting or banning travel; (iii) the impact of the COVID-19 pandemic and actions taken in response to the pandemic or any future resurgence on global, national, or regional economies, travel and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; (iv) the ability of hotel managers to successfully navigate the impacts of the COVID-19 pandemic; (v) the pace of recovery following the COVID-19 pandemic or any future resurgence; (vi) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (vii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (viii) the availability and terms of financing and capital and the general volatility of securities markets, (ix) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities

Act and similar laws, (x) interest rate increases, (xi) ability to successfully negotiate amendments and covenant waivers with its unsecured and secured indebtedness; (xii) ability to comply with covenants, restrictions, and limitations in any existing or revised loan agreements with our unsecured and secured lenders; (xiii) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (xiv) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, or cyber incidents; (xv) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (xvi) levels of spending in business and leisure segments as well as consumer confidence (xvii) declines in occupancy and average daily rate, (xviii) the seasonal and cyclical nature of the real estate and hospitality businesses, (xix) changes in distribution arrangements, such as through Internet travel intermediaries, (xx) relationships with labor unions and changes in labor laws, (xxi) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied, and (xxii) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111.
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2020 and December 31, 2019

($ amounts in thousands)

	March 31, 2020	December 31, 2019
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$483,052	$483,052
Buildings and other improvements	3,293,528	3,270,056
Total	$3,776,580	$3,753,108
Less: accumulated depreciation	(863,109)	(826,738)
Net investment properties	$2,913,471	$2,926,370
Cash and cash equivalents	396,816	110,841
Restricted cash and escrows	79,529	84,105
Accounts and rents receivable, net of allowance for doubtful accounts	23,458	36,542
Intangible assets, net of accumulated amortization	12,020	28,997
Other assets	91,251	76,151
Total assets	$3,516,545	$3,263,006
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,632,782	$1,293,054
Accounts payable and accrued expenses	79,230	88,197
Distributions payable	31,811	31,802
Other liabilities	92,029	74,795
Total liabilities	$1,835,852	$1,487,848
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 113,424,190 and 112,670,757 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	1,135	1,127
Additional paid in capital	2,075,039	2,060,924
Accumulated other comprehensive (loss) income	(20,822)	(4,596)
Accumulated distributions in excess of net earnings	(385,882)	(318,434)
Total Company stockholders' equity	$1,669,470	$1,739,021
Non-controlling interests	11,223	36,137
Total equity	$1,680,693	$1,775,158
Total liabilities and equity	$3,516,545	$3,263,006

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income
For the Three Months Ended March 31, 2020 and 2019
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019

Revenues:
Rooms revenues	$124,515	$171,141
Food and beverage revenues	73,729	103,463
Other revenues	17,109	19,083
Total revenues	$215,353	$293,687
Expenses:
Rooms expenses	35,076	40,656
Food and beverage expenses	52,972	63,414
Other direct expenses	5,392	7,117
Other indirect expenses	70,088	72,393
Management and franchise fees	7,330	12,309
Total hotel operating expenses	$170,858	$195,889
Depreciation and amortization	37,091	40,000
Real estate taxes, personal property taxes and insurance	13,675	13,059
Ground lease expense	754	1,090
General and administrative expenses	8,151	7,575
Impairment and other losses	16,368	—
Total expenses	$246,897	$257,613
Operating (loss) income	$(31,544)	$36,074
Other income	127	95
Interest expense	(13,024)	(12,587)
Loss on extinguishment of debt	—	(213)
Net (loss) income before income taxes	$(44,441)	$23,369
Income tax benefit (expense)	7,311	(6,093)
Net (loss) income	$(37,130)	$17,276
Net loss (income) attributable to non-controlling interests	992	(573)
Net (loss) income attributable to common stockholders	$(36,138)	$16,703

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income - Continued
For the Three Months Ended March 31, 2020 and 2019
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Basic and diluted earnings per share
Net (loss) income per share available to common stockholders - basic and diluted	$(0.32)	$0.15
Weighted average number of common shares (basic)	112,984,868	112,619,144
Weighted average number of common shares (diluted)	112,984,868	112,907,539

Comprehensive (Loss) Income:
Net (loss) income	$(37,130)	$17,276
Other comprehensive (loss) income:
Unrealized loss on interest rate derivative instruments	(17,120)	(5,084)
Reclassification adjustment for amounts recognized in net (loss) income (interest expense)	409	(1,413)
	$(53,841)	$10,779
Comprehensive loss (income) attributable to non-controlling interests	1,477	(358)
Comprehensive (loss) income attributable to the Company	$(52,364)	$10,421

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership Units because our Operating Partnership Units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, hotel property acquisition, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.

As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and comprehensive income include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the December 2018 restatement whitepaper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to common stock and units holders.
We further adjust FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel property acquisition, terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, operating results from properties that are sold and other items we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted average common share count used to derive net income per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net (Loss) Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months Ended March 31, 2020 and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(37,130)	$17,276
Adjustments:
Interest expense	13,024	12,587
Income tax (benefit) expense	(7,311)	6,093
Depreciation and amortization	37,091	40,000
EBITDA	$5,674	$75,956
Impairment and other losses(1)	16,368	—
EBITDAre	$22,042	$75,956

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	(96)	(103)
Loss on extinguishment of debt	—	213
Amortization of share-based compensation expense(2)	2,040	1,894
Non-cash ground rent and straight-line rent expense	80	126
Other non-recurring expenses(2)	394	—
Adjusted EBITDAre attributable to common stock and unit holders	$24,460	$78,086
Corporate-level costs and expenses	6,182	6,618
Income from transaction properties	1,532	(2)
Pro forma hotel level adjustments, net(3)	(281)	19
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$31,893	$84,721

(1)
During the three months ended March 31, 2020, the Company recorded goodwill impairments of $6.1 million for Andaz Savannah and $10.3 million for Bohemian Hotel Savannah Riverfront, Autograph Collection. The goodwill impairments were directly attributed to the material adverse impact that the COVID-19 pandemic has had, and is expected to continue to have, on the results of operations at each hotel.

(2)
During the three months ended March 31, 2020, the Company restructured its corporate office in order to preserve capital as a result of the material adverse impact COVID-19 has had, and is expected to continue to have, on the Company's results of operations. As a result of the restructuring, the Company incurred non-recurring expenses of $0.4 million for severance related expenses. In addition, the Company accelerated amortization of $0.4 million for related share-based compensation expense.

(3)	Includes the NOI guaranty payment at Andaz San Diego for the three months ended March 31, 2020 and a prior ownership adjustment for Fairmont Pittsburgh for the three months ended March 31, 2019.

(4)
See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three months ended March 31, 2020 and March 31, 2019 on page 15.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net (Loss) Income to FFO and Adjusted FFO
For the Three Months and Years Ended March 31, 2020 and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(37,130)	$17,276
Adjustments:
Depreciation and amortization related to investment properties	36,995	39,897
Impairment of investment properties(1)	16,368	—
FFO attributable to common stock and unit holders	$16,233	$57,173
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	213
Loan related costs, net of adjustment related to non-controlling interests(2)	623	625
Amortization of share-based compensation expense(3)	2,040	1,894
Non-cash ground rent and straight-line rent expense	80	126
Other non-recurring expenses(3)	394	—
Adjusted FFO attributable to common stock and unit holders	$19,370	$60,031
Weighted average shares outstanding - Diluted(4)	114,478	114,165
Adjusted FFO per diluted share	$0.17	$0.53

(1)
During the three months ended March 31, 2020, the Company recorded goodwill impairments of $6.1 million for Andaz Savannah and $10.3 million for Bohemian Hotel Savannah Riverfront, Autograph Collection. The goodwill impairments were directly attributed to the material adverse impact that the COVID-19 pandemic has had, and is expected to continue to have, on the results of operations at each hotel.

(2)	Loan related costs included amortization of debt discounts and deferred loan origination costs.

(3)
During the three months ended March 31, 2020, the Company restructured its corporate office in order to preserve capital as a result of the material adverse impact COVID-19 has had, and is expected to continue to have, on the Company's results of operations. As a result of the restructuring, the Company incurred non-recurring expenses of $0.4 million for severance related expenses. In addition, the Company accelerated amortization of $0.4 million for related share-based compensation expense.

(4)	Diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date		Outstanding as of March 31, 2020

Marriott Dallas Downtown	Fixed(2)	4.05%		January 2022		51,000
Kimpton Hotel Palomar Philadelphia	Fixed(2)	4.14%		January 2023		57,750
Renaissance Atlanta Waverly Hotel & Convention Center	Partially Fixed(3)	3.82%		August 2024		100,000
Andaz Napa	Variable	2.89%		September 2024		56,000
The Ritz-Carlton, Pentagon City	Fixed(4)	4.95%		January 2025		65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025		60,547
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026		58,030
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027		115,000
Total Mortgage Loans		4.22%	(5)			$563,327
Senior Unsecured Revolving Credit Facility*	Variable	2.66%		February 2022	(6)	500,000
Term Loan $175M*	Partially Fixed(7)	2.89%		February 2021		175,000
Term Loan $125M*	Partially Fixed(7)	3.38%		October 2022		125,000
Term Loan $150M*	Variable	2.56%		August 2023		150,000
Term Loan $125M*	Partially Fixed(8)	3.37%		September 2024		125,000
Loan discounts and unamortized deferred financing costs, net(9)						(5,545)
Total Debt, net of loan discounts and unamortized deferred financing costs		3.32%	(5)			$1,632,782
*Denotes a loan agreement under which the Company has breached a financial covenant as of March 31, 2020.

(1)
Variable index is one-month LIBOR. Interest rates as of March 31, 2020. For variable interest loans for which the spread to LIBOR may vary, as it is determined by the Company's leverage ratio, the Company expects these rates will increase in future periods due to a higher expected leverage ratio.

(2)	A variable interest loan for which the interest rate has been fixed for the entire term.

(3)	A variable interest loan for which the interest rate has been fixed on $90 million of the balance through January 2022, after which the rate reverts to variable.

(4)	A variable interest loan for which the interest rate has been fixed through January 2023.

(5)	Weighted average interest rate as of March 31, 2020.

(6)	The maturity of the senior unsecured credit facility can be extended through February 2023 at the Company's discretion and requires the payment of an extension fee.

(7)	A variable interest loan for which LIBOR has been fixed for certain interest periods throughout the term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	A variable interest loan for which LIBOR has been fixed for certain interest periods through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(9)	Includes loan discounts upon modification and deferred financing costs, net of the accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months Ended March 31, 2020 and 2019
($ amounts in thousands)

	Three Months Ended March 31,
	2020	2019	Change
Same-Property Revenues(1):
Rooms revenues	$122,560	$167,530	(26.8)%
Food and beverage revenues	72,584	101,682	(28.6)%
Other revenues	16,808	18,433	(8.8)%
Total Same-Property revenues	$211,952	$287,645	(26.3)%

Same-Property Expenses(1):
Rooms expenses	$34,103	$39,643	(14.0)%
Food and beverage expenses	51,487	62,110	(17.1)%
Other direct expenses	5,392	6,721	(19.8)%
Other indirect expenses	67,669	68,776	(1.6)%
Management and franchise fees	7,236	12,052	(40.0)%
Real estate taxes, personal property taxes and insurance	13,480	12,643	6.6%
Ground lease expense	692	979	(29.3)%
Total Same-Property hotel operating expenses	$180,059	$202,924	(11.3)%

Same-Property Hotel EBITDA(1)	$31,893	$84,721	(62.4)%
Same-Property Hotel EBITDA Margin(1)	15.0%	29.5%	(1,441	) bps

(1)
“Same-Property” includes all hotels owned as of March 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three months ended March 31, 2020. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and disruption from the COVID-19 pandemic in 2020 results, and excludes the NOI guaranty payment at Andaz San Diego. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the three months ended March 31, 2020 and March 31, 2019:

	Three Months Ended March 31,
	2020	2019
Total Revenues - GAAP	$215,353	$293,687
Hotel revenues from sold hotels	—	(6,042)
Other revenues	(3,401)	—
Total Same-Property Revenues	$211,952	$287,645

Total Hotel Operating Expenses - GAAP	$170,858	$195,889
Real estate taxes, personal property taxes and insurance	13,675	13,059
Ground lease expense, net(a)	692	979
Other expense / (income)	(53)	(62)
Corporate-level costs and expenses	(460)	(883)
Hotel expenses from prior ownership(a)	—	(19)
Hotel expenses from sold hotels	(4,653)	(6,039)
Total Same-Property Hotel Operating Expenses	$180,059	$202,924

(a)	Excludes non-cash ground rent expense.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market
As of March 31, 2020

Market(2)	% of 2019 Hotel EBITDA	Number of Hotels	Number of Rooms
Houston, TX	10%	3	1,220
Orlando, FL	10%	3	1,141
Phoenix, AZ	9%	2	612
Dallas, TX	8%	2	961
San Francisco/San Mateo, CA	8%	1	688
Boston, MA	6%	2	466
San Jose-Santa Cruz, CA	6%	1	505
California North	6%	2	416
Atlanta, GA	5%	2	649
San Diego, CA	4%	2	486
Other	28%	18	3,501
Same-Property(1)	100%	38	10,645
Hyatt Regency Portland at the Oregon Convention Center		1	600
Total Portfolio		39	11,245

(1)
"Same-Property” includes all hotels owned as of March 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three months ended March 31, 2020. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and disruption from the COVID-19 pandemic in 2020 results.

(2)	As defined by STR, Inc.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three Months Ended March 31, 2020 and 2019

	Three Months Ended			Three Months Ended
	March 31, 2020			March 31, 2019			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Houston, TX	55.4%	$186.56	$103.42	73.7%	$181.84	$133.96	(22.8)%
Orlando, FL	64.0%	227.77	145.75	83.7%	226.91	189.84	(23.2)%
Phoenix, AZ	59.4%	367.35	218.06	81.8%	374.44	306.38	(28.8)%
Dallas, TX	51.5%	205.53	105.84	72.2%	199.60	144.06	(26.5)%
San Francisco/San Mateo, CA	67.3%	238.72	160.62	90.3%	254.31	229.67	(30.1)%
Boston, MA	61.9%	174.23	107.91	81.3%	188.20	153.08	(29.5)%
San Jose-Santa Cruz, CA	53.5%	258.35	138.26	79.6%	278.77	221.99	(37.7)%
California North	51.0%	221.27	112.94	70.6%	228.31	161.13	(29.9)%
Atlanta, GA	58.0%	203.45	117.98	75.6%	217.23	164.26	(28.2)%
San Diego, CA	40.9%	221.53	90.59	69.4%	267.98	186.08	(51.3)%
Other	52.0%	207.34	107.89	72.0%	218.19	157.08	(31.3)%
Same-Property(1)	56.9%	$222.35	$126.52	76.0%	$230.02	$174.87	(27.6)%

(1)
"Same-Property” includes all hotels owned as of March 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three months ended March 31, 2020. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and disruption from the COVID-19 pandemic in 2020 results.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on the prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2020	2020	2020	2020	2020
Occupancy	56.9%
ADR	$222.35
RevPAR	$126.52

Hotel Revenues	$211,952
Hotel EBITDA	$31,893
Hotel EBITDA Margin	15.0%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019
Occupancy	76.0%	80.0%	76.9%	72.9%	76.5%
ADR	$230.02	$229.23	$216.15	$220.74	$224.07
RevPAR	$174.87	$183.42	$166.26	$160.95	$171.32

Hotel Revenues	$287,645	$293,430	$258,927	$273,638	$1,113,641
Hotel EBITDA	$84,721	$90,297	$65,325	$74,739	$315,082
Hotel EBITDA Margin	29.5%	30.8%	25.2%	27.3%	28.3%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2018	2018	2018	2018	2018
Occupancy	75.1%	79.3%	75.4%	73.0%	75.7%
ADR	$223.62	$228.20	$214.73	$221.39	$222.04
RevPAR	$167.85	$180.89	$161.84	$161.58	$168.01

Hotel Revenues	$275,076	$289,351	$254,349	$272,825	$1,091,601
Hotel EBITDA	$77,448	$89,243	$64,094	$75,585	$306,370
Hotel EBITDA Margin	28.2%	30.8%	25.2%	27.7%	28.1%

(1)
"Same-Property” includes all hotels owned as of March 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three months ended March 31, 2020. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented, natural disaster disruption at multiple properties, and disruption from the COVID-19 pandemic in 2020 results, and excludes NOI guaranty payment at the Andaz San Diego. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.